Exhibit 10.24

Amendment No. 2
to the Edwards Lifesciences Corporation 401(k)
Savings and Investment Plan
(Effective January 1, 2016)

The Edwards Lifesciences Corporation 401(k) Savings and Investment Plan ("Plan") as amended and restated as of January 1, 2016 is amended effective January 1, 2017, unless specified otherwise:

1.     The first paragraph of Section 5.1 is amended to read as follows:

5.1 Pay Deferral Contributions. An Eligible Employee may elect in the manner described below to have his Employer reduce his Compensation via payroll deduction in an amount not less than 1% nor more than 25% (prior to January 1,  2003, the maximum percentage was 15%) of his Compensation, in whole multiples of 1%. Such salary reductions shall constitute Pay Deferral Contributions and shall be contributed to the Trust by the Employer in accordance with Section 4.1. An initial election shall be made under this Section 5.1 with respect to any Participant hired on or after January 1, 2017, in the form of an automatic 3% before-tax Pay Deferral Contribution unless the Participant elects a different rate or no deferral.
2.    Section 8.1(e)(v) is amended to read as follows:
(i)Impact of Withdrawal on Future Participation. Upon receiving a hardship withdrawal, a Participant shall be precluded from making any further Pay Deferral Contributions (including but not limited to automatic before-tax Pay deferral Contributions) and from having further Employer Matching Contributions made on his behalf under the Plan or any other plan of deferred compensation maintained by his Employer or any Commonly Controlled Entity until the beginning of the first pay period coincident with or next following the end of a period of 12 months (6 months effective January 1, 2002) commencing with the date of such withdrawal. The Participant’s Pay Deferral Contributions shall recommence at the same rate. The denial of a Participant’s request for a hardship withdrawal shall be treated as a denial of a claim for a benefit under the Plan, and shall thus be subject to the claim and review procedures set forth under Section 9.10. For purposes of this subparagraph (v) the phrase “other plan of deferred compensation” means all qualified and nonqualified plans of deferred compensation, including a cash or deferred arrangement that is part of a cafeteria plan within the meaning of Code Section 125; however, it does not include any mandatory employee contribution portion of a defined benefit plan, or a health or welfare benefit plan (including one that is part of a cafeteria plan.) For purposes of the six-month suspension of contributions, the phrase “plans maintained by the Employer” also includes stock option, stock purchase or similar plans maintained by the Employer.

IN WITNESS WHEREOF, a duly authorized officer of the Company and a member of the Administrative and Investment Committee has caused this Plan to be executed on the 19th day of December, 2016.

EDWARDS LIFESCIENCES
CORPORATION ADMINISTRATIVE
AND INVESTMENT COMMITTEE

By:     /s/ Christine Z. McCauley
Chairperson, Administrative
and Investment Committee